Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 24, 2008

iPATH® EXCHANGE TRADED NOTES (ETNs)

Product List as of June 2008

iPATH COMMODITY ETNs	Ticker	Intraday IV Ticker	Primary Exchange	Yearly Fee*	Short Sales	Maturity Date
iPath® Dow Jones–AIG Commodity Index Total ReturnSM ETN	DJP	DJP.IV	NYSE Arca	0.75%	Yes	6/12/36
IPath® Dow Jones–AIG Agriculture Total Return Sub-IndexSM ETN	JJA	JJA.IV	NYSE Arca	0.75%	Yes	10/22/37
iPath® Dow Jones–AIG Energy Total Return Sub-IndexSM ETN	JJE	JJE.IV	NYSE Arca	0.75%	Yes	10/22/37
iPath® Dow Jones–AIG Grains Total Return Sub-IndexSM ETN	JJG	JJG.IV	NYSE Arca	0.75%	Yes	10/22/37
iPath® Dow Jones–AIG Softs Total Return Sub-IndexSM ETN	JJS	JJS.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Industrial Metals Total Return Sub-IndexSM ETN	JJM	JJM.IV	NYSE Arca	0.75%	Yes	10/22/37
iPath® Dow Jones–AIG Precious Metals Total Return Sub-IndexSM ETN	JJP	JJP.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Livestock Total Return Sub-IndexSM ETN	COW	COW.IV	NYSE Arca	0.75%	Yes	10/22/37
iPath® Dow Jones–AIG Copper Total Return Sub-IndexSM ETN	JJC	JJC.IV	NYSE Arca	0.75%	Yes	10/22/37
iPath® Dow Jones–AIG Natural Gas Total Return Sub-IndexSM ETN	GAZ	GAZ.IV	NYSE Arca	0.75%	Yes	10/22/37
iPath® Dow Jones–AIG Cocoa Total Return Sub-IndexSM ETN	NIB	NIB.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Coffee Total Return Sub-IndexSM ETN	JO	JO.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Cotton Total Return Sub-IndexSM ETN	BAL	BAL.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Sugar Total Return Sub-IndexSM ETN	SGG	SGG.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Aluminum Total Return Sub-IndexSM ETN	JJU	JJU.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Lead Total Return Sub-IndexSM ETN	LD	LD.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Nickel Total Return Sub-IndexSM ETN	JJN	JJN.IV	NYSE Arca	0.75%	Yes	10/22/37
iPath® Dow Jones–AIG Tin Total Return Sub-IndexSM ETN	JJT	JJT.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® Dow Jones–AIG Platinum Total Return Sub-IndexSM ETN	PGM	PGM.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® S&P GSCI™ Total Return Index ETN	GSP	GSP.IV	NYSE Arca	0.75%	Yes	6/12/36
iPath® S&P GSCI™ Crude Oil Total Return Index ETN	OIL	OIL.IV	NYSE Arca	0.75%	Yes	8/14/36

iPATH EMERGING MARKET ETN	Ticker	Intraday IV Ticker	Primary Exchange	Yearly Fee*	Short Sales	Maturity Date
iPath® MSCI India IndexSM ETN	INP	INP.IV	NYSE Arca	0.89%	Yes	12/18/36

iPATH EXCHANGE RATE ETNs	Ticker	Intraday IV Ticker	Primary Exchange	Yearly Fee*	Short Sales	Maturity Date
iPath® EUR/USD Exchange Rate ETN	ERO	ERO.IV	NYSE Arca	0.40%	Yes	5/14/37
iPath® GBP/USD Exchange Rate ETN	GBB	GBB.IV	NYSE Arca	0.40%	Yes	5/14/37
iPath® JPY/USD Exchange Rate ETN	JYN	JYN.IV	NYSE Arca	0.40%	Yes	5/14/37

iPATH STRATEGY ETNs	Ticker	Intraday IV Ticker	Primary Exchange	Yearly Fee*	Short Sales	Maturity Date
iPath® Global Carbon ETN	GRN	GRN.IV	NYSE Arca	0.75%	Yes	6/24/38
iPath® CBOE S&P 500 BuyWrite IndexSM ETN	BWV	BWV.IV	AMEX	0.75%	Yes	5/28/37
iPath® Optimized Currency Carry ETN	ICI	ICI.IV	NYSE Arca	0.65%	Yes	1/28/38

*

The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com. Subject to requirements described in the prospectus, the Securities may be redeemed with the issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply when redeeming units of the iPath® MSCI India IndexSM ETN.

With short sales, you risk paying more for a security than you received from its sale. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

“Dow Jones®”, “AIG®”, “Dow Jones–AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones–AIG Commodity Index Total ReturnSM”, “Dow Jones–AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones–AIG Aluminum Total Return Sub-IndexSM”, “Dow Jones–AIG Cocoa Total Return Sub-IndexSM”, “Dow Jones–AIG Coffee Total Return Sub-IndexSM”, “Dow Jones–AIG Copper Total Return Sub-IndexSM”, “Dow Jones–AIG Cotton Total Return Sub-IndexSM”, “Dow Jones–AIG Energy Total Return Sub-IndexSM”, “Dow Jones–AIG Grains Total Return Sub-IndexSM”, “Dow Jones–AIG Industrial Metals Total Return Sub-IndexSM”, “Dow Jones–AIG Lead Total Return Sub-IndexSM”, “Dow Jones–AIG Livestock Total Return Sub-IndexSM”, “Dow Jones–AIG Natural Gas Total Return Sub-IndexSM”, “Dow Jones–AIG Nickel Total Return Sub-IndexSM”, “Dow Jones–AIG Platinum Total Return Sub-IndexSM”, “Dow Jones–AIG Precious Metals Total Return Sub-IndexSM”, “Dow Jones–AIG Softs Total Return Sub-IndexSM”, “Dow Jones–AIG Sugar Total Return Sub-IndexSM” and “Dow Jones–AIG Tin Total Return Sub-IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“Standard & Poor’s®,” “S&P®,” “GSCI®,” “S&P GSCI™,” “S&P GSCI™ Index,” “S&P GSCI™ Total Return Index,” “S&P GSCI™ Crude Oil Total Return Index” and “S&P GSCI™ Commodity Index” are trademarks or servicemarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The S&P GSCI™ Index, the S&P GSCI™ Total Return Index, the S&P GSCI™ Crude Oil Total Return Index, and S&P GSCI™ Commodity Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The Securities are not sponsored, endorsed, sold or promoted by Standards Poor’s, a division of the McGraw-Hill Companies, Inc. or any of its affiliates (“Standard & Poor’s”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing insecurities generally or in the Securities particularly or the ability of the S&P GSCI™ Index or any of its subindexes to track general commodity market performance.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500,” and “500” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or CBOE and Standard & Poor’s and CBOE make no representation regarding the advisability of investing in the Securities.

“Barclays Intelligent Carry Index™” and the “USD Intelligent Carry Index™” are trademarks of Barclays Bank PLC and have been licensed for use by Barclays Capital in connection with the calculation of the Index.

“Barclays Capital Global Carbon Index™” and “Barclays Capital Global Carbon Index Total Return™” are trademarks of Barclays Bank PLC and have been licensed for use by Barclays Capital in connection with the calculation of the Index.

©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 7310-iP-0608 754-36JB-6/08

Not FDIC Insured  •  No Bank Guarantee  •  May Lose Value

BCY-M-015-06008